Exhibit 11.1

Independent Auditor's Consent

We consent to the inclusion of our reports appearing in this Regulation A Offering Statement on Form 1-A of Moving iMage Technologies, Inc., with respect to

(1)	Our report dated March 11, 2019 on Moving iMage Technologies, LLC balance sheets as of June 30, 2018 and 2017, and the related statements of operations, changes in members’ equity and cashflows for the years then ended;
(2)	Our report dated June 10, 2019 on Caddy Products, Inc., balance sheets as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended; and
(3)	Our report dated June 10, 2019 on NLM Holding Co. Inc., consolidated balance sheet as of December 31, 2018 and 2017, and the related consolidated statements of operations, shareholders’ deficit and cash flows for the years then ended, which includes an explanatory paragraph related to NLM Holding Co. Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts."

/s/ CohnReznick LLP

Roseland, New Jersey
June 10, 2019